AMEX Symbol – UEC Frankfurt Symbol – U6Z Berlin Symbol – U6Z

December 18, 2007

     Delivered and/or via e-mail

To the following placement agent and delivery instructions for each of the below Private Placement Shareholders of the Company:

Sprott Securities Inc.
Suite 2750, South Tower, Royal Bank Plaza
200 Bay Street, Toronto, Ontario, Canada, M5J 2J2
Attention:	Ms. Eileen Conboy

And to each of the following Private Placement Shareholders of the Company who purchased through the above placement agent:

Sprott Securities Inc.	Royal Trust Corporation of Canada
Suite 2750, South Tower, Royal Bank Plaza,	in trust for account 110-455-158
200 Bay Street, Toronto, Ontario, Canada,	Royal Bank Plaza, South Tower, 200
M5J 2J2	Bay Street, SL Level, Toronto, Ontario,
Canada, M5J 2J5

Royal Trust Corporation of Canada in	Royal Trust Corporation of Canada
trust for account 110-455-161	in trust for account 110-455-029
Royal Bank Plaza, South Tower, 200 Bay	South Tower, Royal Bank Plaza, 200
Street, SL Level, Toronto, Ontario, M5J 2J5	Bay Street, SL Level, Toronto, Ontario,
Canada, M5J 2J5

Royal Trust Corporation of Canada in	Royal Trust Corporation of Canada
trust for account 110-455-194	in trust for account 111-440-001
South Tower, Royal Bank Plaza, 200 Bay	South Tower, Royal Bank Plaza, 200
Street, SL Level, Toronto, Ontario, Canada,	Bay Street, SL Level, Toronto, Ontario,
M5J 2J5	Canada, M5J 2J5

Royal Trust Corporation of Canada in	Royal Trust Corporation of Canada
trust for account 110-455-130	in trust for account 086-220-001
South Tower, Royal Bank Plaza, 200 Bay	South Tower, Royal Bank Plaza, 200
Street, SL Level, Toronto, Ontario, Canada,	Bay Street, SL Level, Toronto, Ontario,
M5J 2J5	Canada, M5J 2J5

Dear Sirs/Mesdames:

Re:

Uranium Energy Corporation (the “Company”)
Private Placement on May 11, 2006 – 1,500,000 Units at U.S. $2.00 per Unit
Confirmation of the further Extension of your Warrant Exercise Period

     We are writing in furtherance of our previous letter of March 27, 2007 in this matter which therein reported upon the Company’s reporting issuer status in Canada and which therein extended your existing warrant exercise period to September 5, 2007.

Extension of your Warrant Exercise Period

     In this respect we confirm that we are now writing in connection with the Company’s recent determination to now further extend the existing “Warrant Exercise Period” previously provided to you in connection with your May 11, 2006 closing (the “Closing”) of your equity private placement subscription (the “Private Placement”) with the Company, and through your associated firm and placement agent, Sprott Asset Management Inc. (the original “Subscriber” therein), from September 5, 2007 to March 31, 2008 in this instance (the “Extension of your Warrant Exercise Period” herein).

     Particulars of the Private Placement and the resulting Warrant Exercise Period

     In this regard we confirm by way of necessary background for, we trust, your ease of reference, that, in conjunction with the Closing of the Private Placement with the Subscriber, the Company therein issued from treasury an aggregate of 1,500,000 units of the Company (each a “Unit”), at a subscription price of U.S. $2.00 per Unit, to each of the resulting and above-referenced registered “Shareholders” of the Company; as directed by the Subscriber to the Company; and in accordance with the terms and conditions of the Subscriber’s requisite “$2.00 Unit Private Placement Subscription Agreement” with the Company. We also confirm that each such Unit under the Private Placement was comprised of one common share together with one-half of one non-transferable common stock share purchase warrant (each a “Warrant”) in the capital of the Company; and that each such resulting Warrant then entitled a Shareholder to purchase one additional common share of the Company (each a “Warrant Share”) for the period commencing upon the date of issuance of the within Units by the Company; that being on May 11, 2006; and ending at 5:00 p.m. (Austin, Texas, U.S.A., time) on the day which was the earlier of (i) 12 months from the date of issuance of the within Units by the Company; that being on the Closing date of May 11, 2006; and (ii) six months from the effective date of the Company’s proposed registration statement pursuant to which the Warrant Shares underlying the Warrants were to be and have now been registered for resale under the United States Securities Act of 1933, as amended (the “U.S. Act” and the “Registration Statement”; and the earlier such time period being the “Warrant Exercise Period” herein), at an exercise price of U.S. $2.50 per Warrant Share during the Warrant Exercise Period.

     In this regard we also confirm, as previously communicated by the Company to the Subscriber and all Shareholders by way of instructional letter dated October 20, 2006, that a Registration Statement covering the securities underlying the Subscription Agreement for each Shareholder was filed by the Company with the United States Securities and Exchange Commission on Form SB-2 in late September of 2006 and became effective on October 20, 2006. As a result, we confirm that, in accordance with the original Warrant Exercise Period underlying each Shareholder’s requisite Warrants, the Warrants would have ordinarily been exercisable until only April 20, 2007 in their original instance.

Registration Rights continue for your Securities

     In connection with foregoing Extension of your Warrant Exercise Period, therefore, as a result of the Company’s recent discussions with the Subscriber and due, in large part, to the continued patience and ongoing support of the Subscriber and the Shareholders to the Company, we also confirm that the Company has hereby determined to provide each Shareholder with the following ongoing piggy-back registration rights (the “Registration Rights”) in connection with your extended Warrants and their underlying Warrant Shares (collectively, the “Securities”) going forward:

(a)

if the Company proposes to register or list any of its shares of common stock under applicable laws in the United States or otherwise, either for its own account or for the account of any other stockholder of the Company, and during any period in which the Shareholder still owns the Securities which have any resale restrictions applicable thereto, the Company will give written notice thereof to the Shareholder at least 10 calendar days prior to the commencement of the registration or listing process and shall include the Securities in such registration or listing (in each instance a “Registration”);

(b)

should the Company propose any such Registration in the United States the Company shall file a Registration Statement under the U.S. Act with the U.S. Securities and Exchange Commission (the “SEC”) covering the proposed Registration and disposition of all Securities (including any shares issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares issued to the Shareholder hereunder) to be acquired by the Shareholder;

(c)

upon the filing of said Registration Statement with the SEC, if any, the Company shall use its reasonable commercial efforts to obtain an effective date from the SEC for the Registration Statement within four months from the initial filing thereof;

(d)

upon the receipt by the Company from the SEC of an effective date for said Registration Statement, the Company shall maintain the effectiveness of the Registration Statement for a period of up to 12 months from the effective date, including the filing of such amendments and supplements to the Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the U.S. Act;

(e)	the Company will furnish the Shareholder with such number of prospectuses and other documents incident thereto, including supplements and amendments, as the Shareholder may reasonably request; and

(f)	the Company will list all Securities covered by the Registration Statement on any securities exchange or quotation system on which the Company’s securities are then listed.

     In this respect we finally confirm that the Company expects to be in a position within the next 30 to 60 calendar days to file a Registration Statement with the SEC such that each Shareholder’s requisite Registration Rights hereunder are expected to be honoured in their entirety in the near future.

     We trust that each of the foregoing is both clear and satisfactory in connection with the Company’s within Extension of your Warrant Exercise Period together with each Shareholder’s Registration Rights commensurate with the same, however, should the Subscriber or any Shareholder have any questions or concerns respecting any of the same please do not hesitate to immediately contact the writer at any time.

Yours very truly,

/s/ Amir Adnani

Amir Adnani, President and CEO
Uranium Energy Corp

ec.	Counsel for Sprott Securities Inc.